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                                                                    EXHIBIT 5

                                November 4, 1996


Morgan Stanley & Co., Incorporated
Montgomery Securities
Schroder Wertheim & Co. Incorporated

c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

Morgan Stanley & Co. International Limited
Montgomery Securities
J. Henry Schroder & Co. Limited

c/o Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA
England


Dear Sires and Mesdames:

        The undersigned understands that Morgan Stanley & Co. Incorporated ("Morgan Stanley") proposes to enter into an Underwriting Agreement (the "Underwriting Agreement") with Doubletree Corporation, a Delaware corporation (the "Company"), providing for the public offering (the "Public Offering") by the several Underwriters, including Morgan Stanley (the "Underwriters"), of up to 5,750,000 shares (the "Shares") of the Common Stock, par value $.01 per share of the Company (the "Common Stock").

        To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the "Prospectus"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in
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November 4, 1996
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part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to any offer, sale, pledge, transfer, distribution or other distribution of Common Stock by Red Lion, a California Limited Partnership, or to the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

        Whether or not the Public Offering actually occurs, depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

                                      Very truly yours,



                                       Address: Doubletree Corporation
                                                410 N. 44th Street - Suite 700
                                                Phoenix, Arizona 85008